As filed with the Securities and Exchange Commission on May 9, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Corvus Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-4670809 (I.R.S. Employer Identification Number)

863 Mitten Road, Suite 102

Burlingame, CA 94010

(650) 900-4520

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2016 Equity Incentive Award Plan

(Full Title of the Plan)

Richard A. Miller, M.D.

President and Chief Executive Officer

Corvus Pharmaceuticals, Inc.

863 Mitten Road, Suite 102

Burlingame, CA 94010

(650) 900-4520

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Mendelson, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price Per Share	Amount of Registration Fee
Common Stock, $0.0001 par value per share	1,170,000	(3)	$4.03	$4,715,100	$571.47

(1)                                  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2016 Equity Incentive Award Plan (the “2016 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)                                  This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Global Select Market on May 8, 2019, which is $4.03.

(3)                                  Represents the additional shares of common stock available for future issuance under the 2016 Plan resulting from an annual increase as of January 1, 2019.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,170,000 shares of the Registrant’s common stock issuable under the 2016 Equity Incentive Plan, for which Registration Statements of the Registrant on Form S-8 (File Nos. 333-210456, 333-216590 and 333-223622) are effective, as a result of the operation of an automatic annual increase provision therein.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT ON

FORM S-8

Pursuant to Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission on March 29, 2016, March 10, 2017 and March 13, 2018 (File Nos. 333-210456, 333-216590 and 333-223622) are incorporated by reference herein.

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Exhibit Index

Exhibit		Incorporated by Reference			Filed
Number	Exhibit Description	Form	Date	Number	Herewith

4.1	Amended and Restated Certificate of Incorporation.	8-K	3/29/2016	3.1
4.2	Amended and Restated Bylaws.	8-K	3/29/2016	3.2
4.3	Form of Common Stock Certificate.	S-1	1/4/2016	4.2
4.4	Amended and Restated Investors’ Rights Agreement, dated September 16, 2015, by and among Corvus Pharmaceuticals, Inc. and the investors listed therein.	S-1/A	2/8/2016	4.3
5.1	Opinion of Latham & Watkins LLP.				X
23.1	Consent of independent registered public accounting firm.				X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X
24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X
99.2(a)#	2016 Equity Incentive Award Plan.	S-8	3/29/2016	99.2(a)
99.2(b)#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2016 Equity Incentive Award Plan.	S-1	1/4/2016	10.5(b)
99.2(c)#	Form of Restricted Stock Award Agreement and Restricted Stock Unit Award Agreement under the 2016 Equity Incentive Award Plan.	S-1	1/4/2016	10.5(c)
99.2(d)#	Form of Restricted Stock Unit Award Agreement and Restricted Stock Unit Award Grant Notice under the 2016 Equity Incentive Award Plan.	S-1	1/4/2016	10.5(d)

#Indicates management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlingame, California, on this 9th day of May, 2019.

Corvus Pharmaceuticals, Inc.
By:	/s/ Richard A. Miller
Richard A. Miller, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Richard A. Miller, M.D. and Leiv Lea, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard A. Miller	President, Chief Executive Officer and Director	May 9, 2019
Richard A. Miller M.D.	(Principal Executive Officer)

/s/ Leiv Lea	Chief Financial Officer	May 9, 2019
Leiv Lea	(Principal Financial and Accounting Officer)

/s/ Ian T. Clark	Director	May 9, 2019
Ian T. Clark

/s/ Elisha P. (Terry) Gould	Director	May 9, 2019
Elisha P. (Terry) Gould

/s/ Linda S. Grais, M.D.	Director	May 9, 2019
Linda S. Grais, M.D.

/s/ Steve E. Krognes	Director	May 9, 2019
Steve E. Krognes

/s/ Scott W. Morrison	Director	May 9, 2019
Scott W. Morrison

/s/ Peter Thompson, M.D.	Director	May 9, 2019
Peter Thompson, M.D.

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